As filed with the Securities and Exchange Commission on July 14, 2004

Registration Number 333-116667

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________
AMENDMENT NO.1
TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cooper Cameron Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	760451843 (I.R.S. Employer Identification Number)

1333 West Loop South, Suite 1700
Houston, Texas 77027
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

William C. Lemmer
Vice President and General Counsel
1333 West Loop South, Suite 1700
Houston, Texas 77027
(713) 513-3300
Fax (713) 513-3421
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Samuel N. Allen
Porter & Hedges, L.L.P.
700 Louisiana
Houston, Texas 77002-2764
(713) 226-0600
Fax (713) 226-0229

     Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling securityholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said 8(a), may determine.

PROSPECTUS

$238,000,000
COOPER CAMERON CORPORATION
LOGO
1.50% Convertible Senior Debentures Due 2024

     We sold $230,000,000 aggregate principal amount of our 1.50% convertible senior debentures due 2024 in a private placement on May 11, 2004, pursuant to a purchase agreement dated May 6, 2004, among us and the initial purchasers named therein. We sold an additional $8,000,000 aggregate principal amount of such debentures in a private placement on June 10, 2004, pursuant to the partial exercise of the initial purchasers’ option to purchase up to an additional $23,000,000 aggregate principal amount of such debentures. Selling securityholders may use this prospectus to resell from time to time their debentures and shares of our common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from this offering.

     The debentures will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated.

     Holders may convert their debentures into shares of our common stock before the stated maturity only under the following circumstances:

•	during any fiscal quarter after the fiscal quarter ending June 30, 2004, if the closing sale price of our common stock exceeds 120% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter;

•	during any five consecutive trading-day period immediately following any five consecutive trading-day period (the “debenture measurement period”) in which the average trading price for the debentures during that debenture measurement period was less than 97% of the average conversion value for the debentures during such period; provided, however, that if the sale price of our common stock on the trading day before the conversion date is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, cash, common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the debentures plus accrued and unpaid interest, if any, as of the conversion date;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the debentures for redemption.

     The initial conversion rate is 14.4857 shares of our common stock per $1,000 principal amount of debentures, which is equal to an initial conversion price of approximately $69.03 per share of common stock, subject to certain adjustments. Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

     On or after May 15, 2009, we may redeem the debentures at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to, but not including, the redemption date.

     On May 15 of 2009, 2014 and 2019, you may require us to repurchase all or a portion of your debentures at a repurchase price in cash equal to 100% of the principal amount of those debentures plus accrued and unpaid interest to, but not including, the repurchase date. You may require us to repurchase all or a portion of your debentures for cash upon the occurrence of a repurchase event, as defined in the indenture governing the debentures, at a repurchase price in cash equal to 100% of the principal amount of the debentures to be repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date.

     We do not intend to list the debentures for trading on any securities exchange or for inclusion on any automated quotation system. Our common stock is quoted on the New York Stock Exchange under the symbol “CAM.” On July 13, 2004, the last sale price of our common stock was $48.81 per share.

     Investing in the debentures involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 14, 2004

ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

     You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents.

SUMMARY

     This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors,” and the financial statements and related notes to those financial statements incorporated by reference in this prospectus.

     As used in this prospectus, “Cooper Cameron Corporation,” the “Company,” “we,” “our,” “ours” and “us” refer to Cooper Cameron Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Overview

     Cooper Cameron Corporation designs, manufactures, markets and services equipment used by the oil and gas industry and industrial manufacturing companies. We are a leading manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. We also are a leading manufacturer of integrally geared centrifugal air compressors, separable gas compressors and turbochargers. We operate internationally and have manufacturing plants and service centers in numerous locations, including the United States, the United Kingdom, Canada, France, Norway, Ireland, Singapore, Germany, The Netherlands, Australia, Mexico, Argentina, Nigeria and Brazil.

     Our operations are currently organized into three business segments:

•	Cameron;

•	Cooper Cameron Valves; and

•	Cooper Compression.

Recent Developments

     Acquisition of Petreco International Inc. In February 2004, we acquired Petreco International Inc., a supplier of oil and gas separation products, for approximately $90 million, net of cash acquired and debt assumed. Petreco’s revenues in 2003 were approximately $117 million, and its income before taxes was approximately $12 million. Petreco is a market-leader in highly engineered custom processing products for the worldwide oil and gas industry. This acquisition will increase our presence in the oil and gas separation market and will complement our existing business.

Recent Financing Activities

     2.65% Senior Notes due 2007. On March 15, 2004, we issued $200 million of 2.65% senior notes due 2007. We used the net proceeds after issuance costs of approximately $198.7 million to repay a portion of the amounts outstanding under our zero coupon convertible senior debentures due 2021, which were subject to repurchase by us at the option of the holders on May 17, 2004. We repurchased an aggregate of $259.5 million of such zero coupon debentures, net of $(61.2) million discount, pursuant to such option. We expect to record an after-tax charge of approximately $2.8 million during the second quarter of 2004, to write off the unamortized debt issuance costs associated with the zero coupon debentures due 2021.

     1.50% Convertible Senior Debentures due 2024. On May 11, 2004, we issued $230 million of 1.50% convertible senior debentures due 2024 pursuant to a purchase agreement dated May 6, 2004, among us and the initial purchasers named therein. On June 10, 2004, we issued an additional $8,000,000 aggregate principal amount of such debentures pursuant to the initial purchasers’ option to purchase up to an additional $23,000,000 aggregate principal amount of such debentures. We used the net proceeds after issuance costs of approximately $232.7 million to purchase approximately $184.3 million of our outstanding 1.75% convertible senior debentures due 2021 pursuant to the tender offer described below, to purchase approximately 939,000 shares of our outstanding common stock at a purchase price of $48.96 per share and for general corporate purposes.

     The Tender Offer. On April 6, 2004, we commenced a tender offer to purchase, for cash, any or all of our outstanding $200 million 1.75% convertible senior debentures due 2021 at a purchase price equal to $1,000 per $1,000 principal amount. Upon termination of the tender offer on May 5, 2004, we received tenders for approximately $184.3 million in aggregate principal amount of our 1.75% debentures. The total cost to us of retiring the tendered 1.75% debentures was approximately $186.7 million, of which approximately $1.6 million was accrued interest. In addition, we expect to record an after-tax charge of approximately $2.1 million during the second quarter of 2004, to write off the unamortized debt issuance costs associated with the 1.75% debentures.

Corporate Information

     Our common stock is traded on the New York Stock Exchange under the symbol “CAM.”

     Our principal executive offices are located at 1333 West Loop South, Houston, Texas 77027. Our telephone number at that location is (713) 513-3300.

SUMMARY OF THE DEBENTURES

Issuer	Cooper Cameron Corporation, a Delaware corporation.

Debentures	$238,000,000 aggregate principal amount of 1.50% convertible senior debentures due 2024.

Maturity	May 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Ranking	The debentures are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured indebtedness and senior to any of our subordinated indebtedness. The debentures are effectively subordinated to any secured indebtedness we may incur to the extent of the collateral securing such indebtedness. As of the date of this prospectus, we had no secured indebtedness. The debentures are not guaranteed by any of our subsidiaries and, accordingly, the debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of May 28, 2004, our subsidiaries had approximately $7.2 million of indebtedness, excluding intercompany indebtedness and trade payables.

Interest	1.50% per annum interest rate from May 11, 2004, on the principal amount, payable semi-annually on each May 15 and November 15 beginning November 15, 2004, to the holders of record at the close of business on the preceding May 1 and November 1, respectively.

Conversion rights	Holders may convert their debentures into shares of our common stock before the stated maturity only under the following circumstances:

• during any fiscal quarter after the fiscal quarter ending June 30, 2004, if the closing sale price of our common stock exceeds 120% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter;

• during any five consecutive trading-day period immediately following any five consecutive trading-day period (the “debenture measurement period”) in which the average trading price for the debentures during that debenture measurement period was less than 97% of the average conversion value for the debentures during such period; provided, however, that if the sale price of our common stock on the trading day before the conversion date is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, cash, common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the debentures plus accrued and unpaid interest, if any, as of the conversion date.

• upon the occurrence of specified corporate transactions; or

• if we have called the debentures for redemption.

The debentures are convertible into shares of our common stock at an initial conversion rate of 14.4857 shares per $1,000 principal amount of debentures (which represents a conversion price of approximately $69.03 per share) under the conditions and subject to such adjustments as described under “Description of the Debentures—Conversion Rights” and “—Conversion Rate Adjustments.” Upon conversion we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of common stock.

At any time before maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash up to 100% of the principal amount of the debentures converted, with any remaining amount to be satisfied in shares of our common stock. See “—Description of the Debentures—Payment Upon Conversion.”

Optional redemption	Beginning on May 15, 2009, we may redeem the debentures at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. For more information about redemption of the debentures at our option, see “Description of the Debentures—Optional Redemption by Us.”

Repurchase of debentures at the option of holders	Each holder of the debentures may require us to repurchase all or a portion of that holder’s debentures on May 15 of 2009, 2014 and 2019, at a repurchase price in cash equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date. For more information about the purchase of the debentures by us at the option of the holders, see “Description of the Debentures—Repurchase of Debentures at the Option of Holders—Optional Put.”

Repurchase of debentures upon a repurchase event	Upon a “repurchase event” (as defined under “Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders Upon a Repurchase Event”), a holder may require us to repurchase all or a portion of that holder’s debentures no later than 30 days after notice to the holder of such repurchase event. We will pay a repurchase price in cash equal to 100% of the principal amount of such debentures plus accrued and unpaid interest to, but not including, the repurchase date. For more information about the repurchase of the debentures at the option of the holder following a repurchase event, see “Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders Upon a Repurchase Event.”

Use of proceeds	We will not receive any of the net proceeds from this offering.

Registration rights	We have agreed to use our best efforts to cause this shelf registration statement to remain effective until the earliest of:

• the date when each of the registrable securities covered by this shelf registration statement has been effectively registered under the Securities Act and disposed of;

• the date that is two years after the later of (1) the original issuance of the debentures and (2) the last date that we or any of our affiliates is the owner of such debentures (or any predecessor thereto); or

• such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder;

We will be required to pay certain holders liquidated damages if we fail to comply with our obligation to keep this registration statement available for sales of the debentures and the shares of our common stock issuable upon conversion of the debentures under the terms and conditions of the registration rights agreement. See “Description of the Debentures—Registration Rights.”

DTC eligibility	The debentures were issued in book-entry form only and are represented by permanent global debentures deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See “Description of the Debentures—Global Debentures, Book-Entry Form.”

Listing and trading	We do not intend to list the debentures for trading on any securities exchange or for inclusion on any automated quotation system. Our common stock is quoted on the New York Stock Exchange under the symbol “CAM.”

Risk factors	In analyzing an investment in the debentures offered by this prospectus, prospective investors should carefully consider, along with the other matters referred to and incorporated by reference in this prospectus, the information set forth under “Risk Factors.”

RISK FACTORS

     You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the debentures and our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial condition.

     This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated herein by reference.

Risks Related to Our Business

Our debt level may limit our financial flexibility.

     As of May 28, 2004, we had total consolidated indebtedness with a carrying value of approximately $470.8 million. We may incur additional debt in addition to the debt to be incurred in connection with this offering, in the future. The level of our debt could have several important effects on our future operations, including, among other things:

•	a portion of our cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes;

•	credit rating agencies may in the future view our debt level negatively;

•	covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	we may be at a competitive disadvantage to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our debt level.

Execution of subsea systems projects exposes us to risks not present in our surface business.

     We continue to expand into the subsea systems market. This market is significantly different from our other markets since subsea systems projects are significantly larger in scope and complexity, in terms of both technical and logistical requirements. Subsea projects:

•	typically involve long lead times;

•	typically are larger in financial scope;

•	typically require substantial engineering resources to meet the technical requirements of the project; and

•	often involve the application of existing technology to new environments and, in some cases, new technology.

     During the fourth quarter of 2003, we experienced numerous shipment delays on our subsea systems contracts. Accordingly, we were unable to recognize revenue in 2003 on the delayed shipments, which had an aggregate sales value of approximately $30 million. We incurred approximately $10.8 million of incremental costs related to those subsea contracts, which was reflected as cost of sales in the fourth quarter of 2003. As of July 14, 2004, we have also recorded reserves of $9.3 million for estimated liquidated damages that could be assessed by our customers as a result of various delays experienced on the projects. To the extent we continue to experience difficulties in meeting the technical or delivery requirements of the projects, our earnings or liquidity could be negatively impacted.

Fluctuations in worldwide currency markets can impact our profitability.

     We have established multiple “Centers of Excellence” facilities for manufacturing such products as subsea trees, subsea chokes, subsea production controls and blowout preventers. These production facilities are located in the United Kingdom and other European and Asian countries. To the extent we sell these products in U.S. dollars, our profitability is eroded when the U.S. dollar weakens against the British pound, the Euro and other currencies. This occurred throughout 2003. We estimate that our gross profit, as a percentage of revenue, was negatively impacted by 0.4% during 2003 as a result of the weakening U.S. dollar. To the extent the U.S. dollar weakens further, future profitability would be negatively impacted.

Increases in the cost of metals used in our manufacturing processes could negatively impact our profitability.

     During the latter part of 2003, and continuing into 2004, commodity prices for items such as nickel, molybdenum and heavy metal scrap that are used to make the steel alloys required for our products began to increase significantly. Certain of our suppliers are beginning to pass these increases on to us. If we are not successful in raising our prices on products manufactured from these metals, our margins will be negatively impacted.

Risks Related to Our Financial Results and Condition

Downturns in the oil and gas industry have had, and may in the future have, a negative effect on our sales and profitability.

     Demand for most of our products and services, and therefore our revenues, depend to a large extent upon the level of capital expenditures related to oil and gas exploration, production, development, processing and transmission. Declines in oil and gas prices negatively affect the level of these activities. Factors that contribute to the volatility of oil and gas prices include the following:

•	the demand for oil and gas, which is negatively impacted by economic downturns;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

•	the level of production in non-OPEC countries;

•	governmental policies regarding exploration and development of oil and gas reserves;

•	the political environments of oil and gas producing regions;

•	the depletion rates of gas wells in North America; and

•	advances in exploration and development technology.

Our international operations expose us to instability and changes in economic and political conditions, foreign currency fluctuations, trade and investment regulations and other risks inherent to international business.

     We have manufacturing and service operations that are essential parts of our business in developing countries and economically and politically volatile areas in Africa, Latin America, the Middle East, and Central and South East Asia. The risks of international business that we are exposed to include the following:

•	volatility in general economic, social and political conditions;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	changes in currency rates;

•	inability to repatriate income or capital;

•	compliance with, and changes in, domestic and foreign laws and regulations that impose a range of restrictions on operations, trade practices, trade partners and investment decisions. From time to time we receive inquiries regarding our compliance with such laws and regulations, and we are currently responding to a request for information from the U.S. Department of Treasury’s Office of Foreign Assets Control regarding our involvement in our United Kingdom subsidiary’s commercial and financial activities relating to Iran;

•	reductions in the number or capacity of qualified personnel; and

•	seizure of equipment.

     We also purchase a large portion of our raw materials and components from a relatively small number of foreign suppliers in countries such as India, China and Pakistan. The ability of these suppliers to meet our demand could be adversely affected by the factors described above.

We are subject to environmental, health and safety laws and regulations that expose us to potential liability.

     Our operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with these laws and anticipate that we will continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect us.

Risks Related to an Investment in the Debentures

Although the debentures are referred to as “senior debentures,” they are effectively subordinated to any secured debt and to the debt of our subsidiaries.

     The debentures are unsecured and, therefore, will be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing that indebtedness. If we default on the debentures, become bankrupt, liquidate or reorganize, any secured creditors could use our collateral to satisfy their secured debt before you would receive any payment on the debentures. If the value of the collateral is not sufficient to pay any secured debt in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us that rank equally with the debentures. Because the debentures are obligations of Cooper Cameron Corporation, they also are effectively subordinated to any existing or future debt or other obligations of our subsidiaries.

We expect the trading value of the debentures will be significantly affected by the price of our common stock.

     The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue.

Our debt rating, or changes in that rating, may affect the market price for the debentures.

     On May 5, 2004, Standard & Poor’s notified us that it confirmed our senior unsecured debt rating of A-, but that the outlook for the Company has been revised from stable to negative. If Standard & Poor’s or any other rating agency reduces their rating on our debt securities in the future, the market price of the debentures and our common stock would likely be harmed.

The debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the debentures.

     Neither we nor our subsidiaries are restricted under the terms of the debentures from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the debentures do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, neither we nor our subsidiaries are restricted from repurchasing subordinated indebtedness or common stock by the terms of the debentures.

Resales of the debentures and the shares of our common stock issuable upon conversion of the debentures are subject to limitations.

     Although we have registered resales of the debentures and of shares of our common stock issuable upon conversion of the debentures, the registration statement likely will not be available to holders at all times. We may suspend the effectiveness of the registration statement in certain circumstances. In addition, selling security holders may be subject to certain restrictions and potential liability under the Securities Act.

If you are able to resell your debentures, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

     If you are able to resell your debentures, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the debentures;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the market price of our common stock;

•	the redemption and repayment features of the debentures to be sold; and

•	the time remaining to the maturity of the debentures.

     As a result of these factors, you may only be able to sell your debentures at prices below those you believe to be appropriate, including prices below the price you paid for them.

Securities we issue could dilute your ownership.

     We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the debentures. We may not obtain sufficient financing on terms that are favorable to you or us. We may also issue equity securities as consideration for acquisitions we may make.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture would otherwise be convertible.

     The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible. This feature could adversely affect the value and trading prices for the debentures.

We cannot assure you that a trading market will develop for the debentures.

     There is currently no trading market for the debentures. We have been informed by the initial purchasers who participated in the initial distribution of the debentures that they intend to make a market in the debentures, but they may cease doing so at any time. In addition, the liquidity of the trading market in the debentures, and the market price quoted for the debentures, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that even if there is a trading market for the debentures it will provide enough liquidity for you to sell your debentures.

We may not be able to repurchase or retire the debentures.

     While you have a right to require us to repurchase all or a portion of your debentures on certain dates or in the event of a repurchase event, we may not have enough funds to pay the repurchase price on a repurchase date in the event of a repurchase event or at maturity. Any future credit agreements or other debt agreements (including other senior indebtedness) to which we become a party may provide that our obligation to redeem or repurchase the debentures would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the debentures. If we are prohibited from repurchasing or redeeming the debentures, we could seek the consent of then-existing lenders to repurchase or redeem the debentures or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the debentures. Our failure to redeem or repurchase tendered debentures would constitute a default under the indenture and might constitute a default under the terms of other indebtedness that we incur. The term “repurchase event” is limited to certain specified transactions and events and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the debentures upon a repurchase event would not necessarily afford holders of debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated by reference contain statements that are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment and industry conditions and trend predictions. The operation and results of our business may be subject to the effect of these and other risks and uncertainties, including those described in the documents incorporated by reference into this prospectus, which are available for review on our website and through the EDGAR system of the Securities and Exchange Commission at www.sec.gov.

     You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

     We will not receive any of the proceeds from this offering.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus supplement.

	Year Ended December 31,
						Quarter Ended March 31,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	3.0	2.8	7.3	8.1	6.8	7.5

     For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The debentures will not be listed on any national or regional securities exchange or reported on a national quotation system. To the extent that debentures are traded, prices of the debentures may fluctuate greatly.

     Our common stock is currently listed on the New York Stock Exchange under the symbol “CAM.” The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on the NYSE.

	Common Stock
	Price
	High	Low
Year Ended December 31, 2002
Quarter ended March 31, 2002	$52.98	$36.40
Quarter ended June 30, 2002	$59.60	$47.99
Quarter ended September 30, 2002	$50.86	$35.94
Quarter ended December 31, 2002	$53.31	$38.56
Year Ended December 31, 2003
Quarter ended March 31, 2003	$54.55	$44.00
Quarter ended June 30, 2003	$55.60	$44.80
Quarter ended September 30, 2003	$51.50	$45.00
Quarter ended December 31, 2003	$48.66	$40.98
Year Ended December 31, 2004
Quarter ended March 31, 2004	$49.49	$40.05
Quarter ended June 30, 2004 (through July 13, 2004)	$50.81	$42.93

     On July 13, 2004, the last reported sale price of our common stock on the NYSE was $48.81 per share.

     We do not currently intend to pay dividends on our common stock.

DESCRIPTION OF THE DEBENTURES

     We have summarized provisions of the debentures below. It is important for you to consider the information contained in this prospectus before making your decision to invest in the debentures.

     The debentures were issued by us under an indenture entered into between us and SunTrust Bank, as trustee. The debentures mature on May 15, 2024. Initially, the trustee will also act as paying agent, conversion agent, transfer agent and bid solicitation agent for the debentures.

     The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the debentures. You may request copies of these documents at our address set forth under the caption “Summary.”

     When we refer to “Cooper Cameron,” “we,” “our,” or “us” in this section, we refer only to Cooper Cameron Corporation, a Delaware corporation, and not to its subsidiaries.

General

     The debentures offered hereby:

•	were initially sold in the aggregate principal amount of $238,000,000; provided, however, we may issue additional debentures under the same indenture (“additional debentures”);

•	bear interest at a rate of 1.50% per annum from May 11, 2004, payable semi-annually on each May 15 and November 15 beginning November 15, 2004 to the holders of record at the close of business on the preceding May 1 and November 1, respectively;

•	bear liquidated damages if we fail to comply with certain obligations set forth below under “—Registration Rights”;

•	are issued only in denominations of $1,000 principal amount and multiples thereof;

•	are senior unsecured obligations of Cooper Cameron, are effectively subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness and rank equally in right of payment with all of our other unsubordinated indebtedness and senior to any of our subordinated indebtedness; as of May 28, 2004, we had no secured indebtedness and unsecured consolidated senior indebtedness of approximately $470.8 million, of which approximately $20.9 million is classified as current maturities;

•	are not guaranteed by any of our subsidiaries and, accordingly, the debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of May 28, 2004, our subsidiaries had approximately $7.2 million of indebtedness, excluding intercompany indebtedness and trade payables;

•	are convertible into our shares of common stock at an initial conversion rate of 14.4857 shares per $1,000 principal amount of the debentures (which represents a conversion price of approximately $69.03 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights;”

•	permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of common stock;

•	are redeemable by us beginning on May 15, 2009, at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but not including, the redemption date as described under “—Optional Redemption by Us”;

•	are subject to repurchase by us at the option of the holders for cash on May 15, 2009, 2014 and 2019, or upon a repurchase event, at a repurchase price in cash equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date as described under “—Repurchase of Debentures at the Option of Holders—Optional Put” and “—Repurchase of Debentures at the Option of Holders Upon a Repurchase Event”; and

•	are due on May 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

     Additional debentures can be issued as part of the same series as the debentures or as part of an additional series. Any additional debentures that we issue in the future will be identical in all respects to the debentures that we have already issued, except that additional debentures issued in the future will have different issuance prices and issuance dates.

     The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Cooper Cameron, except to the limited extent described under “—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders Upon a Repurchase Event.” See “Risk Factors—Risks Related to Our Business—Our debt level may restrict our financial flexibility.”

     No sinking fund is provided for the debentures. The debentures are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

     Holders may present definitive debentures for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the corporate trust office or agency of the trustee located at 767 Third Avenue, 31st Floor, New York, New York 10012, c/o Law Debenture Corporate Trust Services. For information regarding registration of transfer and exchange of global debentures, see “—Global Debentures, Book-Entry Form.” No service charge is required for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

     Holders may not sell or otherwise transfer the debentures or the common stock issuable upon conversion of the debentures except in compliance with the provisions set forth below under “—Transfer Restrictions” and “—Registration Rights.”

Interest

     The debentures bear interest at a rate of 1.50% per annum from May 11, 2004. We will pay interest semi-annually on May 15 and November 15 of each year beginning November 15, 2004, to the holders of record at the close of business on the preceding May 1 and November 1, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any debentures that are converted into shares of our common stock. See “—Conversion Rights.” If a holder of debentures converts after a record date for an interest payment but before the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those debentures, notwithstanding the conversion of those debentures before that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but before the corresponding interest payment date, (2) we have specified a repurchase date following a repurchase event that is during such period or (3) any overdue interest exists at the time of conversion with respect to the debentures converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1) or (2), a holder of debentures who chooses to convert those debentures on a date that is after a record date but before the corresponding interest payment date or repurchase date, as the case may be, will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of regularly scheduled interest it will receive on the interest payment date. Overdue interest described in (3) in excess of any regularly scheduled interest payment received in respect of such interest payment date will remain due and payable.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the debentures on a date that is after a record date but on or before the corresponding interest payment date with respect to those debentures that are redeemed. In this instance, we will pay accrued interest on the debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those debentures.

     Except as provided below, we will pay interest on:

•	the global debenture to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those debentures; and

•	any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those debentures.

     At maturity, interest on the definitive debentures will be payable at the corporate trust office or agency of the trustee located at 767 Third Avenue, 31st Floor, New York, New York 10012, c/o Law Debenture Corporate Trust Services. We will make payments of interest at maturity on global debentures to DTC, in immediately available funds.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

     Holders may convert any outstanding debentures into shares of our common stock at any time before the close of business on the maturity date, subject to the conditions described below, at an initial conversion rate of 14.4857 shares per $1,000 principal amount (which represents a conversion price of approximately $69.03 per share). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price (as defined below) of our common stock on the business day immediately preceding the conversion date. Holders may convert debentures only in denominations of $1,000 principal amount and multiples thereof.

     If a holder exercises its right to require us to repurchase its debentures as described under “—Repurchase of Debentures at the Option of Holders,” such holder may convert its debentures into shares of our common stock only if it withdraws its applicable repurchase notice and converts its debentures before the close of business on the business day immediately preceding the repurchase date.

     If we are a party to a consolidation, merger or binding share exchange pursuant to which shares of our common stock are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert such debentures into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property or assets that the holder would have received if the holder had converted its debenture immediately before the transaction. If the transaction constitutes a “repurchase event,” as defined below, the holder can require us to purchase all or a portion of its debentures as described under “—Repurchase of Debentures at the Option of Holders—Repurchase of debentures at the option of holders upon a repurchase event” instead of converting such debentures pursuant to this provision.

Conversion Procedures

     By delivering to the holder the number of shares issuable upon conversion (or, to the extent we elect to make payment in cash, as described below, the amount of cash), together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest.

     If the holder converts after a record date for an interest payment but before the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures before the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a debenture, that if the holder surrenders any debentures for conversion during such period, such holder must pay us in New York Clearing House funds at the time such holder surrenders its debenture for conversion an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but before the corresponding interest payment date, (2) we have specified a repurchase date following a repurchase event that is during such period or (3) any overdue interest exists at the time of conversion with respect to the debentures converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1) or (2), a holder of debentures who chooses to convert those debentures on a date that is after a record date but before the corresponding interest payment date or repurchase date, as the case may be, will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of regularly scheduled interest it will receive on the interest payment date. Overdue interest described in (3) in excess of any regularly scheduled interest payment received in respect of such interest payment date will remain due and payable.

     Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “—Payment Upon Conversion.” At any time before maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash (as described under “—Payment Upon Conversion”) up to 100% of the principal amount of the debentures converted, with any remaining amount to be satisfied in shares of common stock.

     Holders of debentures are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the debenture. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

     To convert interests in a global debenture, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s then applicable conversion program procedures. To convert a definitive debenture, the holder must:

•	complete and manually sign the conversion notice on the back of the debenture (or a facsimile thereof);

•	deliver the completed conversion notice and the debenture to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the debenture to be converted, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately before the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the required number of shares, other than in the case of holders of debentures in book entry form with DTC, which shares shall be delivered in accordance with DTC’s customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date.

     If a holder exercises its right to require us to repurchase its debentures as described under “—Repurchase of Debentures at the Option of Holders,” such holder may convert its debentures as provided above only if it withdraws its applicable repurchase notice and converts its debentures before the close of business on the business day immediately preceding the applicable repurchase date.

     If we:

•	reclassify our common stock into another class of stock (other than changes in par value or resulting from a subdivision or a combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person our property and assets as or substantially as an entirety,

and the holders of all of our common stock receive cash, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for all of their common stock, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property or assets which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction constitutes a “repurchase event,” as defined below, the holder can require us to repurchase all or a portion of its debentures as described under “—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders Upon a Repurchase Event.”

Payment Upon Conversion

Conversion On or Before the Final Notice Date

     If we receive your notice of conversion on or before the date that is 10 days before maturity or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

     If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt by the conversion agent of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”). If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable). If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the third business day following the final day of the 10 trading-day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares for each $1,000 principal amount of debentures to be converted equal to the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above under “—General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you for each $1,000 principal amount of debentures to be converted cash in an amount equal to the product of:

•	the then current conversion rate, and

•	the average sale price of our common stock during the cash settlement averaging period. The “sale price” shall be determined as described below under “Conditions to Conversion— Conversion Upon Satisfaction of Common Stock Market Price Conditions.”

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (the “cash amount”) and a number of shares, for each $1,000 principal amount of debentures, equal to (i) the then current conversion rate, minus (ii) the cash amount divided by the average closing price of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional shares of common stock as described above under “—General.” Because, in this case, the number of shares of our common stock that we deliver on conversion will be calculated over a 10 trading-day period, holders of debentures bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.

Our Right to Irrevocably Elect Payment

     At any time before maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the debentures converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures.

     If we receive your notice of conversion after the election date, your notice of conversion will not be retractable, the cash settlement averaging period will be the 10 trading-day period beginning on the day after receipt of your notice of conversion and settlement (in cash and/or shares) will occur on the business day following the final day of the cash settlement averaging period.

     We will deliver to you, for each $1,000 principal amount of notes submitted for conversion:

•	a cash amount (the “election amount”) equal to (i) the then current conversion rate, multiplied by (ii) the average closing price of our common stock during the cash settlement averaging period; provided, however, that the election amount will not be more than 100% of the principal amount of a debenture; and

•	a number of shares equal to (i) the then current conversion rate, minus (ii) the election amount divided by the average sale price of our common stock during the cash settlement averaging period.

Conversion After the Final Notice Date

     With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or before the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

     If we receive your notice of conversion after the final notice date, the following procedures will apply:

     Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “Payment Upon Conversion—Conversion On or Before the Final Notice Date” except that the “cash settlement averaging period” shall be the 10 trading-day period beginning on the trading day after receipt of your notice of conversion. Settlement (in cash and/or shares) will occur on the third business day following the final day of such cash settlement averaging period, which date could be after the maturity date.

Conditions to Conversion

Conversion Upon Satisfaction of Common Stock Market Price Conditions

     You may surrender any of your debentures for conversion into shares of our common stock during any fiscal quarter after the fiscal quarter ending June 30, 2004, if the sale price of our common stock exceeds 120% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter.

     The “sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded (currently, the New York Stock Exchange) or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive.

Conversion Upon Satisfaction of Debenture Market Price Conditions

     You may surrender any of your debentures for conversion into shares of our common stock during any five consecutive trading-day period immediately following any five consecutive trading-day period (the “debenture measurement period”) in which the average trading price for the debentures during that debenture measurement period was less than 97% of the average conversion value for the debentures during such period; provided, however, that if the sale price of our common stock on the trading day before the conversion date is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, cash, common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of the debentures plus accrued and unpaid interest, if any, as of the conversion date (referred to herein as a “principal value conversion”). If a holder surrenders debentures for conversion and it is a principal value conversion, we will notify such holder by the second trading day following the conversion date whether we will pay all or a portion of the principal amount plus accrued and unpaid interest, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at the average sale prices of our common stock for each of the ten trading days commencing on the business day following the conversion date. We will pay you any portion of the principal amount plus accrued and unpaid interest to be paid in cash and deliver common stock with respect to any portion of the principal amount plus accrued and unpaid interest to be paid in common stock, no later than the third business day following the determination of the average last reported sale price as described in the preceding sentence.

     The “conversion value” is equal to the product of the sale price of our common stock (as defined above) on a given day multiplied by the then current conversion rate.

     The “trading price” of a debenture on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the bid solicitation agent for $1,000,000 principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select; provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 97% of the conversion value on that date of determination.

     The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but no bid solicitation agent may be our affiliate. The bid solicitation agent will solicit bids from securities dealers, which may include the initial purchasers who participated in the initial distribution of the debentures, that are believed by us to be willing to bid for the debentures.

Conversion Upon Specified Corporate Transactions

     Even if the market price contingencies described above under “—Conditions to Conversion—Conversion Upon Satisfaction of Common Stock Market Price Conditions” and “—Conditions to Conversion—Conversion Upon Satisfaction of Debenture Market Price Conditions” have not occurred, if we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase shares of our common stock at less than the closing price of our common stock at the time of the distribution of the rights other than pursuant to a stockholder rights plan; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of the common stock on the day preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days before the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day before the ex-dividend date or our announcement that such distribution will not take place; provided that a holder may not exercise this right to convert if the holder will otherwise participate in the distribution without conversion.

     In addition, if (1) we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property or (2) any person or group after the first issuance of debentures becomes the beneficial owner (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or any other method) of our voting stock representing 50% or more of the total voting power of all of our outstanding classes of voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction or event until 15 days after the actual date of such transaction or event.

Conversion Upon Notice of Redemption

     Subject to our right to elect to make payment upon conversion in cash as described above under “—Payment Upon Conversion,” a holder may surrender for conversion any debentures we call for redemption at any time before the close of business on the business day before the redemption date, even if the debentures are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice before the close of business on the business day immediately preceding the date of repurchase in accordance with the indenture.

Conversion Rate Adjustments

     We will adjust the conversion rate if any of the following events occur:

(1)	we issue common stock as a dividend or distribution on our common stock to all holders of our outstanding common stock;

(2)	we subdivide or combine our common stock, or reclassify our stock into a smaller number of shares or issue shares of capital stock in connection with a reclassification;

(3)	we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at a price less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance;

(4)	we distribute to all holders of our common stock (including any distribution made in connection with a consolidation or merger in which we survive and the common stock is not changed) shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•	rights or warrants listed in (3) above; and

•	dividends or distributions listed in (1) above;

(5)	we pay cash dividends or distributions to all or substantially all holders of our common stock;

(6)	we or any of our subsidiaries make distributions of cash or other consideration in respect of a tender offer or exchange offer for our common stock, where the aggregate of such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7)	someone other than us or one of our subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer in which:

•	as of the closing date of the offer, our board of directors is not recommending rejection of the offer;

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 10% of the total shares of our outstanding common stock; and

•	such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

     However, the adjustment referred to in clause (7) above will not be made if as of the closing of such offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets, the offeror accepts the tender of at least 50% of our outstanding common stock at the expiration of the offer, and such merger, consolidation or asset sale is completed within 120 days of the expiration of such tender offer or exchange offer, and provided that if the merger, consolidation or asset sale is not completed by such time, then the conversion rate will be adjusted as provided in paragraph (7) above, retroactive to the date the tender offer or exchange offer expired.

     In the event of distributions or payments of cash in accordance with paragraphs (5), (6) or (7) above, then the conversion rate will be adjusted so that it equals the rate that results from multiplying the conversion rate in effect on the record date with respect to the relevant cash dividend or other distribution by a fraction, the numerator of which is the average of the sale price of our common stock for the 10 consecutive trading days immediately before such record date, and the denominator of which is determined by subtracting (i) the sum of the amount per share of (y) any cash and (z) the fair market value (as determined by our board of directors) of any other property paid in any such dividend or distribution from (ii) the average of the sale price per share of our common stock for the 10 consecutive trading days immediately before such record date.

     Notwithstanding the foregoing, in no event will the conversion rate exceed 20.4248 (as such rate may be adjusted on a proportional basis for any adjustment to the conversion rate), which we refer to as the “maximum conversion rate,” as a result of an adjustment pursuant to paragraphs (5), (6) and (7) above.

     To the extent that we have a shareholders rights plan in effect upon conversion of the debentures into common stock, the holder will receive, in addition to the common stock, the rights under the shareholders rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

     We will not make any adjustment to the conversion rate if holders of debentures may participate in the transactions described above without conversion.

     To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Payment at Maturity

     Each holder of $1,000 principal amount of debentures shall be entitled to receive $1,000, and accrued and unpaid interest, at maturity.

Optional Redemption by Us

     Before May 15, 2009, the debentures will not be redeemable at our option. Beginning on May 15, 2009, we may redeem the debentures at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

     We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of debentures. Debentures or portions of debentures called for redemption are convertible by the holder until the close of business on the business day before the redemption date.

     If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

Optional Put

     On May 15 of 2009, 2014 and 2019, a holder may require us to repurchase any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. The purchase price will be in cash equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date.

     Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days before the repurchase date until the close of business on the business day immediately preceding the repurchase date.

     Unless we have elected to redeem all of the debentures on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days before each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below. The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holder’s debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

     A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of debentures being withdrawn;

•	if certificated, the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to the repurchase notice.

     If debentures are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

     In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other schedule required under the Exchange Act.

     Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for such debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

     If the paying agent holds cash sufficient to pay the repurchase price of the debentures for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

     Our ability to repurchase debentures may be limited by restrictions over the ability to obtain funds for such repurchase through our operations, dividends from our subsidiaries and the terms of our then existing agreements. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See Risk Factors— “Risks Related to an Investment in the Debentures—We may not be able to repurchase the debentures,” and “—Our debt level may restrict our financial flexibility.”

Repurchase of Debentures at the Option of Holders Upon a Repurchase Event

     In the event a repurchase event (as defined below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of the holder’s debentures in integral multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such debentures equal to 100% of the principal amount of such debentures tendered, plus any accrued and unpaid interest to, but not including, the repurchase date. We will be required to repurchase the debentures no later than 30 days after notice of a repurchase event has been mailed as described below. We refer to this date as the “repurchase date.”

     Within 20 business days after the occurrence of a repurchase event, we must mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the repurchase event, which notice must state, among other things:

•	the events causing a repurchase event;

•	the date of such repurchase event;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the repurchase event;

•	that debentures with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the debentures to be delivered by the holder, if applicable;

•	the portion of the principal amount of debentures to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such debentures are being tendered for repurchase pursuant to the repurchase event provisions of the indenture.

     A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal before the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of debentures being withdrawn;

•	if certificated, the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to a repurchase notice.

     If the debentures are not in certificated form, the foregoing notices from holders must comply with applicable DTC procedures.

     Our obligation to pay the repurchase price for a debenture for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such debenture to be paid promptly following the later of the repurchase date or the time of delivery of such debenture, together with such endorsements.

     If the paying agent holds money sufficient to pay the repurchase price of a debenture on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     A “repurchase event” shall be deemed to have occurred upon the occurrence of either a “change in control” or a “termination of trading.”

     A “change in control” shall occur in the following situations:

(1)	any person or group after the first issuance of the debentures becomes the beneficial owner (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or any other method) of our voting stock representing 50% or more of the total voting power of all of our outstanding classes of voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2)	we consolidate with or merge with or into another person, we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets or any person consolidates with or merges with or into us; or

(3)	we liquidate or dissolve.

     A “change in control” will not be deemed to have occurred for purposes of (1) or (2) above if:

(1)	the persons that beneficially own our voting stock immediately before a transaction beneficially own shares with a majority of the total voting power of all outstanding voting stock of the surviving or transferee person; or

(2)	at least 95% of the total consideration to be paid or exchanged in connection with such transaction consists of common stock of the acquiror or successor entity that is listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq’s National Market or any similar United States system of automated dissemination of quotations of securities prices.

     A “termination of trading” shall occur if our common stock (or other common stock or securities into which the debentures are then convertible) is neither listed for trading on a United States national or regional securities exchange nor approved for trading on the NASDAQ National Market, NASDAQ SmallCap Market or any other established United States system of automated dissemination of quotations of securities prices.

     In connection with any repurchase offer due to a repurchase event, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other schedule required under the Exchange Act.

     The question of whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a repurchase event) has occurred, in which case a holder’s ability to require us to purchase their debentures upon such an event may be impaired.

     Our ability to repurchase the debentures may be limited by restrictions over the ability to obtain funds for such repurchase through our operations, dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See Risk Factors —“Risks Related to an

Investment in the Debentures—We may not be able to repurchase the debentures,” and —“Our debt level may restrict our financial flexibility”.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

     The repurchase feature of the debentures would not necessarily afford holders of the debentures protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the debentures. In addition, the repurchase feature of the debentures may in certain circumstances impede or discourage a takeover of our company.

Events of Default

     Each of the following constitutes an event of default with respect to the debentures:

•	default in the payment when due of any principal of any of the debentures at maturity, upon redemption or upon exercise of a repurchase right;

•	default in the payment of any interest or liquidated damages when due under the debentures, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to provide notice of the occurrence of a repurchase event when required by the indenture;

•	our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X) fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $75.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

•	a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $75.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

     If an event of default shall have occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding may declare the principal amount of the debentures then outstanding plus any interest on the debentures accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debentures then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the debentures then outstanding together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

     The holders of not less than a majority in aggregate principal amount of the outstanding debentures may, on behalf of the holders of all of the debentures, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any interest on or with respect to the debentures or the payment of the redemption price or repurchase price or (2) with respect to a covenant or provision that cannot be modified without the consent of the holder of each debenture affected thereby.

Mergers and Sales of Assets

     The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either in the case of a merger or consolidation, we are the surviving person or the successor or transferee is a corporation that expressly assumes, by supplemental indenture, all of our obligations under the debentures and the indenture, and (2) immediately after such transaction, there is no event of default under the indenture, and no event which, after notice or the passage of time, or both, would become an event of default under the indenture shall exist.

     This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of our “properties and assets substantially in their entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification and Waiver

     We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debentures; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each debenture affected thereby:

•	change the stated maturity of the principal of or any installment of interest or liquidated damages on or with respect to the debentures;

•	reduce the principal amount of, repurchase price or redemption price of or interest or liquidated damages on any debenture;

•	adversely affect the right of holders to convert or require us to repurchase any of the debentures;

•	alter the manner of calculation or rate of accrual of interest or liquidated damages, redemption price or repurchase price on any debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any debenture, including any payment on or after the stated maturity of the debentures, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or interest with respect to the debentures is payable;

•	reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions.

     We and the trustee may modify or amend the indenture and the debentures without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of all or substantially all of our assets;

•	add to our covenants for the benefit of the holders of all or any of the debentures or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the debentures;

•	provide for the issuance of debentures in coupon form;

•	make provision with respect to the conversion rights of holders of the debentures in accordance with the indenture in connection with a reclassification, consolidation, combination, merger or sale of all or substantially all of our property and assets;

•	cure any ambiguity or correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the debentures; provided, however, that any change to conform the indenture to the description of debentures contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the debentures;

•	add any additional events of default with respect to all or any of the debentures;

•	secure the debentures;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the debentures;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the debentures, provided that such change or modification does not adversely affect the interests of the holders of the debentures;

•	make any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement and the qualification of the indenture under the Trust Indenture Act, provided that such change or modification does not adversely affect the interests of the holder of the debentures in any material respect; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

Calculations in Respect of the Debentures

     We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the trading price of the debentures and sale price of our common stock and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

     SunTrust Bank is the initial trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the debentures. The trustee makes no representation or warranty as to the validity or sufficiency of the information contained in this prospectus, except such information which specifically pertains to the trustee itself, or any information incorporated herein by reference.

Registration Rights

     We and the initial purchasers who participated in the original distribution of the debentures have entered into a registration rights agreement pursuant to which we agreed to file with the SEC within 90 days of the date on which we originally issued the debentures a shelf registration statement on Form S-3, if the use of such form is then available, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. This prospectus forms a part of that registration statement. We have agreed to use our best efforts to cause the shelf registration statement to be declared effective by the SEC within 210 days of the date on which we issued the debentures.

     Notwithstanding the foregoing, we will be permitted to prohibit, without the need to specify the nature of the event giving rise to the prohibition, offers and sales of registrable securities pursuant to the shelf registration statement if (i) the SEC issues a stop order suspending the effectiveness of the shelf registration statement, (ii) an event occurs or fact exists as a result of which the shelf registration statement (or the related prospectus) would contain an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading, or (iii) any corporate development or other event occurs or is pending (a “material event”) that in our sole, but reasonable judgment makes it appropriate to suspend availability of the shelf registration statement and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a “suspension period”). The suspension period during which the availability of the shelf registration statement could be extended (including the suspension period applicable to material events) without the payment by us of any liquidated damages cannot exceed 45 days in the aggregate in any three-month period and 90 days in the aggregate in any 12-month period.

     “Registrable securities” means each debenture, any underlying share of common stock, any of our securities into or for which such underlying common stock has been converted and any securities issued with respect thereto upon any stock dividend, split or similar event until, in the case of each such security, the earliest of (x) the date on which each of the registrable securities has been effectively registered under the Securities Act and disposed of, (y) the date that is two years after the later of (1) the original issuance of the debentures and (2) the last date that we or any of our affiliates is the owner of such debentures (or any predecessor thereto) or (z) such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder.

     Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to timely complete and deliver to us the notice and questionnaire, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the liquidated damages described in the following paragraphs. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement or the failure by a holder to timely complete and deliver to us a notice and questionnaire may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

     In no event may the method of distribution of our shares of common stock take the form of an underwritten offering without our prior consent.

     If:

•	the shelf registration statement is not filed with the SEC within 90 days of the date on which we issue the debentures;

•	the shelf registration statement has not been declared effective by the SEC within 210 days of the date on which we issue the debentures; or

•	the initial shelf registration statement or any subsequent shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period;

     (each such event referred to in the bullets above being referred to as an “event”), we will pay liquidated damages to each holder of registrable securities. The amount of liquidated damages payable during any period during which an event shall have occurred and be continuing is:

•	in the case of debentures, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the aggregate principal amount of such debentures; or

•	in the case of common stock issued upon conversion of the debentures, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the then applicable conversion price (as defined below).

     So long as an event continues, we will pay liquidated damages in cash on May 15 and November 15 of each year to the holder of record of the debentures or shares of common stock issued upon conversion of the debentures, as the case may be, on the immediately preceding May 1 or November 1. Following the cure of any such events, liquidated damages will cease to accrue with respect to such event. We will have no other liabilities for monetary damages with respect to our registration obligations.

     The term “applicable conversion price” means, as of any date of determination, $1,000 divided by the conversion rate then in effect as of the date of determination or, if no debentures are then outstanding, the conversion rate that would be in effect were debentures then outstanding.

     We will use our best efforts to cause the shelf registration statement to be effective until the earliest of:

•	the date when each of the registrable securities covered by the shelf registration has been effectively registered under the Securities Act and disposed of;

•	the date that is two years after the later of (1) the original issuance of the debentures and (2) the last date that we or any of our affiliates is the owner of such debentures (or any predecessor thereto); or

•	such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder.

     The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request.

Form, Denomination and Registration of Debentures

     The debentures will be issued in registered form, without interest coupons, in denominations of $1,000 and multiples thereof, in the form of global debentures, except as further provided below. See “—Global Debentures, Book-Entry Form” for more information.

     No service charge will be imposed in connection with any transfer or exchange of any debenture, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Debentures, Book-Entry Form

     We issued the debentures in the form of one or more permanent global debentures in definitive, fully registered, book-entry form. The global debentures have been deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

     DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

     We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of Cooper Cameron, the initial purchasers who participated in the original distribution of the debentures or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC:

•	Upon deposit of the global debentures with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global debentures.

•	Ownership of the debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions require that purchasers of securities take physical delivery of those debentures in definitive form. Accordingly, the ability to transfer interests in the debentures represented by a global debenture to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debentures represented by a global debenture to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global debenture, DTC or that nominee will be considered the sole owner or holder of the debentures represented by that global debenture for all purposes under the indenture and under the debentures. Except as provided below, owners of beneficial interests in a global debenture will not be entitled to have debentures represented by that global debenture registered in their names, will not receive or be entitled to receive physical delivery of certificated debenture and will not be considered the owners or holders thereof under the indenture or under the debentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debentures under the indenture or the global debentures.

     Debentures represented by a global debenture will be exchangeable for registered certificated debentures with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or (2) a default under the indenture occurs and is continuing and DTC notifies the trustee of its decision to exchange the global debenture for registered certificated debentures.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the debentures.

     Payments on the debentures represented by the global debentures will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debentures represented by a global debenture, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global debenture as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debenture held through such participants will be governed by standing instructions and customary practice as is now the case with debentures held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Payments on the debentures represented by the global debentures will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

     Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 13, 2004 there were approximately 52.9 million shares of common stock outstanding and we do not have any shares of preferred stock outstanding.

Common Stock

     The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. The common stock currently outstanding is validly issued, fully paid and nonassessable.

     See “—Stockholder Rights Plan; Preferred Stock Rights Agreement” for information regarding the rights that currently attach to each outstanding share of our common stock.

     The transfer agent and registrar for the common stock is Equiserve Trust Company N.A.

Anti-Takeover Effects of Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an “interested stockholder” as any entity or person that or who beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The existence of this provision can be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation requires that any business combination involving us and a person who beneficially owns 20% or more of our common stock must be approved by the holders of at least 80% of the voting power of our outstanding shares of capital stock, voting together as a single class. This provision does not apply if either (i) the business combination is approved by a two-thirds vote of the continuing directors, as defined in our certificate of incorporation, or (ii) certain “fair price” and disclosure conditions are met.

Stockholder Rights Plan; Preferred Stock Rights Agreement

     The following summary of the principal terms of the rights and the Preferred Stock Rights Agreement, referred to as the rights agreement, is a general description only and is subject to the detailed terms and conditions of the rights agreement.

     In 1995, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock. Each right is subject to the terms of the rights agreement. The rights agreement provides that each share of our outstanding common stock will have the right to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $300.00, subject to adjustment.

     The rights under the rights agreement currently are attached to and trade together with our common stock. The rights will separate from our common stock and be represented by separate and distinct certificates approximately ten days after someone acquires or commences a tender offer for 20% or more of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on October 31, 2007, unless earlier redeemed or exchanged by us.

     If an acquiror, which could be a person or group, obtains, or commences a tender or exchange offer to obtain, 20% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock having a then current market value equal to two times the exercise price.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then current market value of twice the exercise price if an acquiror obtains 20% or more of our common stock and any of the following occurs:

•	we merge into another entity; or

•	we sell more than 50% of our assets or earning power.

     Under the rights agreement, any rights that are or were owned by an acquiror, or its affiliates, of more than 20% of our outstanding common stock, will be null and void.

     At its option, our board of directors may redeem all of the outstanding rights under the rights agreement at any time on or before the close of business on the tenth day following the time that an acquiror obtains 20% or more of our outstanding common stock.

     The redemption price under the rights agreement is $0.01 per right. Upon the action of our board of directors ordering the redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of the rights will be to receive the redemption price.

     The rights issued under the rights agreement are designed to protect and maximize the value of our common stock in the event of an unsolicited attempt to acquire us in a manner or on terms that are not approved by our board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 20% or greater position, followed by a merger.

     Subject to the restrictions described above, the rights may be redeemed by us at $0.01 per right at any time before the time the rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors. The rights are not intended to prevent a transaction that is in the best interest of our stockholders. However, the rights may have the effect of rendering more difficult or discouraging an acquisition that our board of directors deems undesirable. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon redemption of the rights.

Preferred Stock

     Our certificate of incorporation authorizes us to issue shares of preferred stock in one or more series. Our board of directors has the authority, without stockholder consent and subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The certificate of designation relating to each series will fix the voting power, rights, preferences and restrictions of the preferred stock of each series. Such certificate of designation will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock, including whether there is any restriction on the repurchase or redemption of the preferred stock while there is any arrearage in the payment of dividends or sinking fund installments;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

     All shares of preferred stock offered will, when issued, be fully paid and non-assessable. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

     Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the debentures and shares of our common stock into which the debentures may be converted under certain conditions. This discussion assumes that the debentures will be treated as indebtedness for U.S. federal income tax purposes. This discussion applies only to holders that hold the debentures and our common stock as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	dealers and certain traders in securities or currencies;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	tax-exempt organizations;

•	persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

     Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

     As used herein, the term “United States Holder” means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if (a) the administration of the trust is subject to the primary supervision of a U.S. court and the trust has one or more U.S. persons with authority to control all substantial decisions or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	any other person whose income or gain in respect of a debenture, or common stock into which the debentures may be converted, is effectively connected with the conduct of a United States trade or business.

Taxation of Interest

     Interest paid on the debentures will be included in the income of a United States Holder as ordinary income at the time it is received or accrued, in accordance with the holder’s regular method of tax accounting.

Market Discount

     A United States Holder may acquire notes with “market discount.” The market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the holder’s tax basis in the note. The “stated redemption price at maturity” of each note will include all cash payments, other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate, which we refer to as “qualified state interest,” required to be made thereunder until maturity. Qualified stated interest on the notes is 1.5% per annum. Subject to a de minimis exception, these provisions generally require a holder of a note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the “accrued market discount” on the note at the time of disposition. In general, market discount on a note will be treated as accruing on a straight-line basis over the term of the note, or, at the election of the holder, under a constant yield method.

     In addition, any holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. The foregoing rule will not apply if the holder elects to include accrued market discount in income currently.

Bond Premium

     A United States Holder may acquire notes with “bond premium,” as defined below. If a holder acquires a note at a bond premium, the holder may elect to amortize the premium under the Treasury Regulations. If the election is made, the holder of a note generally offsets bond premium allocated to an accrual period against qualified stated interest income allocable to the accrual period.

     Amortizable bond premium in excess of qualified stated interest for an accrual period is allowed as a bond premium deduction. The amount allowable as a bond premium deduction for any accrual period is limited to the amount by which the holder’s aggregate interest inclusions on the note for prior accrual periods exceeds the aggregate bond premium deductions in the prior accrual period. Any bond premium deduction taken reduces the holder’s tax basis in the note. Any excess deduction is carried forward as bond premium in successive accrual periods.

     The amortizable bond premium on a note generally will be equal to the amount, if any, by which the holder’s initial tax basis in the note exceeds the sum of all amounts payable on a note, other than qualified stated interest (or if it results in a smaller amortizable bond premium, the amount payable on an earlier call date). Under the Treasury Regulations, the amortizable bond premium deduction will be treated as accruing in each accrual period under a constant yield method over the term of the note. In certain circumstances, such as a call or prepayment of a note, the offset or deduction for unamortized bond premium may be accelerated.

     The “accrual periods” of a note, other than the initial accrual period, are each of the six-month periods during the term of the notes that end on May 1 and November 1 of each year.

     For the above consequences to apply, the holder must make an election in the manner prescribed in Treasury Regulations Section 1.171-4. The election applies not only to the notes, but also to all bonds held by the holder during or after the taxable year to which the election applies, including all bonds thereafter acquired. The election is binding for all subsequent taxable years and may be revoked only with the consent of the Commissioner of Internal Revenue.

Additional Payments

     Under certain circumstances, we may be entitled to redeem all or a portion of the debentures. In addition, under certain circumstances, we will be required to repurchase all or a portion of the debentures or to pay an additional amount on the debentures if we fail to register the debentures with the SEC within the prescribed time periods or in certain other circumstances described above in “Description of the Debentures — Registration Rights.” Treasury Regulations contain special rules for determining the payment schedule and the yield to maturity of a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We do not intend to treat either the possibility of our redemption or repurchase of the debentures or payment of an additional amount as a result of our failure to cause the debentures to be registered as affecting the determination of the yield to maturity of the debentures or recognition of ordinary income upon redemption, repurchase, sale or exchange of the debentures. Our determinations in this regard are binding on each holder unless the holder explicitly discloses in a manner required by applicable Treasury Regulations that its determinations are different from ours. Our determinations are not, however, binding on the Internal Revenue Service.

Sale, Exchange, Repurchase or Redemption of Debentures

     Upon a sale, exchange, repurchase or redemption of a debenture (other than a conversion into our common stock), a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or redemption and such United States Holder’s adjusted tax basis in the debenture. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the holder’s purchase price for the debenture increased by the amount of any accrued but unpaid interest. Previously included in the holder’s taxable income and reduced by any principal payments on the debentures.

     Gain or loss recognized on the sale, exchange, repurchase or redemption of a debenture generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or redemption the debenture has been held for more than one year. Any amounts attributable to accrued interest, however, will be taxed as interest income (as discussed above under “—Taxation of Interest”) to the extent the holder has not previously included such amounts in the holder’s taxable income. The deductibility of capital losses is subject to limitations.

Conversion of Debentures into Common Stock, Cash, or Common Stock and Cash

     A United States Holder’s conversion of a debenture into our common stock generally will not be a taxable event, except to the extent that the stock received is attributable to accrued interest not previously included in income, the fair market value of which is taxable as interest income as discussed above under “—Taxation of Interest”.

     A United States Holder’s tax basis in our common stock received upon a conversion of a debenture (except for any stock received attributable to accrued interest not previously included in income) will be the same as the United States Holder’s adjusted tax basis in the debenture at the time of the conversion, reduced by any basis attributable to a fractional share. The United States Holder’s holding period for the common stock received (except for any stock received attributable to accrued interest not previously included in income) will include the holding period of the debenture converted.

     As discussed above under “Description of the Debentures — Payment Upon Conversion,” we will have the option to deliver cash in lieu of some or all of the common stock to be delivered upon conversion of the debentures. If a United States Holder converts a debenture and we deliver solely cash, the transaction will be treated for U.S. federal tax purposes as a redemption of the debenture, having the consequences for the holder described above under “— Sale, Exchange, Repurchase or Redemption of Debentures.”

     If a United States Holder converts a debenture and we deliver a combination of common stock and cash in satisfaction of our obligations (and such cash is not received in satisfaction of accrued interest or in lieu of a fractional share), you generally would not recognize loss, but generally would recognize capital gain, if any, on the debenture so exchanged in an amount equal to the lesser of (1) the gain realized (being the excess, if any, of the fair market value of the common stock received plus cash received over the adjusted tax basis in the debenture exchanged therefor), and (2) the cash received. Such gain generally would be long-term capital gain if you held the debenture for more than one year. Your adjusted tax basis in the common stock received generally should equal the adjusted basis in the debenture exchanged, decreased by the cash received, and increased by any amount of gain recognized. Your holding period in the common stock received upon conversion of the debenture would include the holding period of the debenture so exchanged.

     A United States Holder’s tax basis in any stock received attributable to accrued interest not previously included in income will equal the fair market value of the stock at the time of the conversion, and the United States Holder’s holding period for such stock will begin on the day after the conversion.

Constructive Dividends

     If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions of the indenture, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the debentures. An increase in the conversion rate in the event of a cash dividend to our stockholders generally will be a taxable dividend, but generally a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not be a taxable dividend. In certain circumstances, the failure to adjust the conversion rate may result in a deemed distribution to the holders of our common stock.

Taxation of Distributions on Common Stock

     Distributions, if any, paid on our common stock after a conversion, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. These preferential dividend tax rates are scheduled to expire for taxable years beginning on or after January 1, 2009. United States Holders should consult with their tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

     Unless a nonrecognition provision applies, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Tax Consequences to Non-United States Holders

     As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or our common stock that is not a United States Holder.

Taxation of Interest

     Subject to the discussion below regarding backup withholding, interest income on the debentures paid to a Non-United States Holder will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder; and

•	such interest is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States.

     The certification requirement referred to above will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

     Interest income on the debentures that is not exempt from U.S. federal income and withholding tax generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in “—Effectively Connected Income”.

     Liquidated damages received by a Non-United States Holder if the debentures are not registered with the SEC within prescribed time periods or in certain other circumstances described above in “Description of the Debentures—Registration Rights” may not be exempt from U.S. withholding tax as described above. Holders should consult with their tax advisers regarding such determination.

Sale, Exchange or Other Disposition of Debentures or Common Stock

     Subject to the discussion below regarding backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale, exchange or other disposition (other than a conversion into our common stock, which is described below) of the debentures or of our common stock, unless:

•	the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

•	in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met, or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the debentures or common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

     Any gain realized on a sale, exchange or other disposition of the debentures taxed as interest income will be subject to the rules described above regarding taxation of interest.

Conversion of Debentures into Common Stock, Cash, or Common Stock and Cash

     Non-United States Holders generally will not be subject to U.S. federal income and withholding tax on the conversion of a debenture solely into shares of our common stock, except that any amount of the stock taxable as interest income will be subject to the rules described above regarding taxation of interest.

     As discussed above under “Description of the Debentures — Payment Upon Conversion,” we will have the option to deliver cash in lieu of some or all of the common stock to be delivered upon conversion of the debentures.

     If a Non-United States Holder converts a debenture and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the debenture, having the consequences for the holder described above under “— Sale, Exchange, or Other Disposition of Debentures or Common Stock.”

     If a Non-United States Holder converts a debenture and we deliver a combination of common stock and cash in satisfaction of our obligations (and such cash is not received in satisfaction of accrued interest or in lieu of a fractional share), a Non-United States Holder generally will not recognize loss, but generally would recognize capital gain, if any, on the debenture so exchanged in an amount equal to the lesser of (1) the gain realized (being the excess, if any, of the fair market value of the common stock received plus cash received over the adjusted tax basis in the debenture exchanged therefore), and (2) the cash received. Any such gain will be treated for U.S. federal income tax purposes as a redemption of the debenture, having the consequences for the holder described above under “— Sale, Exchange, or Other Disposition of Debentures or Common Stock.”

     Any gain recognized by a Non-United States Holder on the conversion of a debenture into our common stock due to the receipt of cash in lieu of a fractional share will be subject to the rules described above under “— Sale, Exchange, or Other Disposition of Debentures or Common Stock.”

Distributions on Debentures and Common Stock

     If a Non-United States Holder of a debenture was deemed to have received a constructive dividend (see “—Tax Consequences to United States Holders—Constructive Dividends” above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend unless such income is effectively connected income as described below in “—Effectively Connected Income”. In addition, dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty, unless such income is effectively connected income as described below in “—Effectively Connected Income”. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a reduced rate of withholding tax or a refund for all or a portion of any tax withheld.

Effectively Connected Income

     If a Non-United States Holder of a debenture or of our common stock is engaged in a trade or business in the United States, and if interest on the debenture, gain realized on a sale, exchange or other disposition of the debenture or of our common stock, or a dividend on the debenture or on our common stock, is effectively connected with the conduct of the trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "— Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debenture or of our common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting for United States Holders And Non-United States Holders

     Information returns may be filed with the IRS in connection with payments on the debentures and the common stock and the payment of proceeds from a sale or other disposition of the debentures or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

     On May 11, 2004, we issued and sold $230,000,000 in aggregate principal amount of the debentures to certain initial purchasers in a transaction exempt from the registration requirements of the federal securities laws. On June 10, 2004, we sold an additional $8,000,000 in aggregate principal amount of the debentures upon the initial purchasers’ partial exercise of the option granted to them in connection with the May offering. The initial purchasers resold the debentures to persons it represented to us that it reasonably believed to be qualified institutional buyers, as defined by Rule 144A under the Securities Act.

     The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the debentures and the shares of common stock issuable upon conversion of the debentures. Only those debentures and shares of common stock issuable upon conversion of the debentures listed below or in any supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

     The following table sets forth recent information about the principal amount of debentures and the number of shares of common stock issuable upon conversion of the debentures that may be offered for each selling securityholder’s account pursuant to this prospectus, in each case to the extent known to us as of July 14, 2004. The table assumes that the selling securityholders (i) have converted all of their debentures, (ii) sell all of the shares of common stock offered by them in offerings pursuant to this prospectus, and (iii) neither dispose of nor acquire any additional shares. We do not know when or in what amounts the selling securityholders may offer debentures or shares for resale, and we cannot assure you that the selling securityholders will sell any or all of the debentures or shares offered by this prospectus.

     The information set forth below is based on information provided by the selling securityholders. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

	Principal Amount of
	Debentures	Percentage of	Shares of Common
	Available for	Debentures	Stock Available for
Name of Selling Securityholder	Resale (1)	Outstanding (2)	Resale (3)(4)
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	0.42%	14,485
Akela Capital Master Fund, Ltd.	15,000,000	6.30%	217,285
Arbitex Master Fund L.P.	4,500,000	1.89%	65,185
BBT Fund L.P.	4,400,000	1.85%	63,737
Bear Stearns & Co. Inc.	1,750,000	0.74%	25,349
CC Convertible Arbitrage, Ltd.	500,000	0.21%	7,242
Calamos Convertible Fund – Calamos Investment Trust	7,000,000	2.94%	101,399
California State Auto Assoc #3ASNF0002902	50,000	0.02%	724
California State Auto Assoc Inter-Insurance	300,000	0.13%	4,345
California State Auto Assoc Retirement Pension Plan	50,000	0.02%	724
CGNU Life Fund	800,000	0.34%	11,588
Charitable Convertible Securities Fund	440,000	0.18%	6,373
Charitable Income Fund	135,000	0.06%	1,955
Coastal Convertibles LTD	1,500,000	0.63%	21,728
Commercial Union Life Fund	1,000,000	0.42%	14,485
CompSource Oklahoma	400,000	0.17%	5,794
Concentrated Alpha Partners, L.P.	1,100,000	0.46%	15,934
DBAG London	15,500,000	6.51%	224,528
DB Equity Opportunities Master Portfolio LTD	680,000	0.29%	9,850
DEAM Convertible Arbitrage	160,000	0.07%	2,317
DKR Soundshore Oasis Holding Fund Ltd.	1,600,000	0.67%	23,177
DKR Soundshore Strategic Holding Fund Ltd.	400,000	0.17%	5,794
Deutsche Bank Sec. Inc.	2,000,000	0.84%	28,971
EB Convertible Securities Fund	760,000	0.32%	11,009
Field Foundation of Illinois	40,000	0.02%	579
FrontPoint Convertible Arbitrage Fund, L.P.	5,250,000	2.21%	76,049
GenCorp Foundation	30,000	0.01%	434
Georgia Firefighters Pension T8YM	125,000	0.05%	1,810
Georgia Municipal Employees Retirement Trust Fdn	500,000	0.21%	7,242
Health Foundation of Greater Cincinnati	125,000	0.05%	1,810
HFR CA Select Fund	1,000,000	0.42%	14,485
Institutional Benchmarks Master Fund Ltd.	2,500,000	1.05%	36,214
Jeffries Umbrella Fund Global Convertible Bonds	2,000,000	0.84%	28,971
Key Trust Convertible Securities Fund	160,000	0.07%	2,317
Key Trust Fixed Income Fund	180,000	0.08%	2,607
Lydian Overseas Partners Master Fund LTD	3,000,000	1.26%	43,457
Managed Assets Trust	175,000	0.07%	2,534
Mellon HBV Master Convertible Arbitrage Fund LP	1,339,000	0.56%	19,396
Mellon HBV Master Leveraged Multi-Strategy Fund LP	184,000	0.08%	2,665
Mellon HBV Master Multi-Strategy Fund LP	840,000	0.35%	12,167
Mint Master Fund Ltd.	262,000	0.11%	3,795
Morgan Stanley Convertible Securities Trust	600,000	0.25%	8,691
National Benefit Life Insurance Company	24,000	0.01%	347
Norwich Union Life & Pensions	1,400,000	0.59%	20,279
Potlach	300,000	0.13%	4,345
Primerica Life Insurance Company	222,000	0.09%	3,215
Privilege Portfolio SICAV	1,300,000	0.55%	18,831
Pyramid Equity Strategies Fund	160,000	0.07%	2,317
S.A.C. Capital Associates, LLC	1,000,000	0.42%	14,485
San Diego County Employee Retirement Association	3,000,000	1.26%	43,457
Silverback Master LTD	2,000,000	0.84%	28,971
Stamford Police Pension	30,000	0.01%	434
TCW Group Inc.	1,835,000	0.77%	26,581
The Animi Master Fund, Ltd.	1,500,000	0.63%	21,728
The Northwestern Mutual Life Insurance Company	2,000,000	0.84%	28,971	(5)
Thrivent Financial for Lutherans	2,000,000	0.84%	28,971
Travelers Insurance Company – Life	823,000	0.35%	11,921
Travelers Insurance Company Separate Account TLAC	38,000	0.02%	550
Travelers Life and Annuity Company	68,000	0.03%	985
Travelers Series Trust Convertible Bond Portfolio	350,000	0.15%	5,069
Triborough Partners International Ltd.	5,040,000	2.12%	73,007
Triborough Partners LLC	1,960,000	0.82%	28,391
UBS AG Credit Derivatives	5,000,000	2.10%	72,428
UBS O’Connor LLC for the benefit of O’Connor Global Convertible Arbitrage Master Ltd.	21,000,000	8.82%	304,199
UBS Securities LLC(6)	1,290,000	0.54%	18,686
United Health Care Insurance Company	240,000	0.10%	3,476
United Health Care Insurance Company of CT. AARP	60,000	0.03%	869
Universal Investment Gesellschaft MBH	2,000,000	0.84%	28,971
Van Kampen Harbor Fund	900,000	0.38%	13,037
Vicis Capital Master Fund	400,000	0.17%	5,794
Victory Capital Management	3,625,000 (7)	1.52%	52,510	(7)
Victus Capital, LP	2,000,000	0.84%	28,971
White River Securities L.L.C.	1,750,000	0.74%	25,349
Zazove Convertible Arbitrage Fund, L.P.	7,000,000	2.94%	101,399
Zazove Hedged Convertible Fund, L.P.	4,500,000	1.89%	65,185
Zazove Income Fund, L.P.	1,500,000	0.63%	21,728
All other holders of debentures(8)	85,975,000	36.1%	1,245,448	(9)

TOTALS	$238,000,000	100%	3,447,596

(1)	Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. All of the debentures beneficially owned by the selling securityholders are available for resale.

(2)	The percentage of debentures outstanding is based on the $238 million principal amount of debentures originally outstanding.

(3)	Represents all shares of common stock issuable to the selling securityholders upon conversion of their debentures, assuming a conversion rate of 14.4857 shares per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under “Description of the Debentures — Conversion of Debentures.” Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time.

(4)	Except for S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans and UBS Securities LLC, and excluding shares issuable upon conversion of the debentures, none of the selling securityholders beneficially owns any shares of our common stock. Thus, assuming all of the offered resale shares are sold by the selling securityholders pursuant to this prospectus, S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans and UBS Securities LLC are the only selling securityholders who will own shares of our common stock after completion of the offering. Excluding the shares issuable upon conversion of the debentures, S.A.C. Capital Associates, LLC beneficially owns 4,700 shares of our common stock, Thrivent Financial for Lutherans beneficially owns 3,100 shares of our common stock and UBS Securities LLC beneficially owns 7,969 shares of our common stock. Neither S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans nor UBS Securities beneficially owns 1% or more of our issued and outstanding common stock.

(5)	The Northwestern Mutual Life Insurance Company may be deemed to beneficially own 591,000 shares of common stock through certain of its wholly owned subsidiaries who are investment advisors to the holders of such shares, none of which are being offered hereby. The 591,000 shares, plus the 28,971 shares issuable upon conversion of the debentures and offered hereby by The Northwestern Mutual Life Insurance Company, constitute 1.2% of our issued and outstanding common stock.

(6)	UBS Securities LLC has in the past and may in the future provide financial advisory and other services to us and our affiliates. UBS Securities LLC served as joint book-running manager on (i) our issuance in March 2004 of $200,000,000 aggregate principal amount of 2.65% senior notes due 2007 and (ii) our issuance of the debentures.

(7)	Represents debentures and shares held by Victory Capital Management as Agent or Investment Manager for the following selling securityholders: California State Auto Assoc #3ASNF0002902, California State Auto Assoc Inter-Insurance, California State Auto Assoc Retirement Pension Plan, Charitable Convertible Securities Fund, Charitable Income Fund, CompSource Oklahoma, EB Convertible Securities Fund, Field Foundation of Illinois, GenCorp Foundation, Georgia Firefighters Pension T8YM, Georgia Municipal Employees Retirement Trust Fdn, Health Foundation of Greater Cincinatti, Key Trust Convertible Securities Fund, Key Trust Fixed Income Fund, Potlach and Stamford Police Pension. Victory Capital Management, as Agent or Investment Manager, may be deemed to be a beneficial owner of these selling securityholders’ debentures and shares, and it has been identified as such in the table.

(8)	Information concerning other selling securityholders of the debentures and the common stock issuable upon conversion of the debentures will be set forth in amendments to this registration statement or prospectus supplements from time to time, if and when necessary.

(9)	Assumes that any other holders of the debentures do not beneficially own any common stock other than common stock into which the debentures are convertible.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures or the shares of common stock issuable upon conversion of the debentures since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

PLAN OF DISTRIBUTION

     The debentures and the common stock issuable upon conversion of the debentures may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the common stock issuable upon conversion of the debentures. These discounts, concessions or commissions may be in excess of those customary in the types of transaction involved.

     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the common stock issuable upon conversion of the debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the debentures and the common stock issuable upon the conversion of the debentures by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the debentures and the common stock issuable upon conversion of the debentures are sold through underwriters, broker-dealers or agents the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

     The debentures and the common stock issuable upon conversion of the debentures may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures and common stock issuable upon conversion of the debentures may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of debentures and the common stock issuable upon conversion of the debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of debentures or the common stock issuable upon conversion of the debentures in the course of hedging their positions. The selling securityholders may also sell the debentures and common stock issuable upon conversion of the debentures short and deliver debentures and the common stock issuable upon conversion of the debentures to close out short positions, or loan or pledge debentures or the common stock issuable upon conversion of the debentures to broker-dealers that in turn may sell the debentures and the common stock issuable upon conversion of the debentures.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the common stock issuable upon conversion of the debentures.

     At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     Our common stock trades on the New York Stock Exchange under the symbol “CAM.” We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotations system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the debentures. See “Risk Factors — Risk Related to an Investment in the Debentures — Resales of the debentures and the shares of our common stock issuable upon conversion of the debentures are subject to limitations.”

     We cannot be certain that any selling securityholder will sell any or all of the debentures or the common stock issuable upon conversion of the debentures pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the common stock issuable upon conversion of the debentures by other means not described in this prospectus. In addition, any debentures or common stock issuable upon conversion of the debentures covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The debentures and the common stock issuable upon conversion of the debentures may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock issuable upon conversion of the debentures may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling securityholders and any other person participating in the sale of debentures or the common stock issuable upon conversion of the debentures will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock issuable upon conversion of the debentures by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock issuable upon conversion of the debentures and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock issuable upon conversion of the debentures.

     We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and common stock issuable upon conversion of the debentures to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

     The validity of the debentures will be passed upon for us by Porter & Hedges, L.L.P. of Houston, Texas.

EXPERTS

     The consolidated financial statements and schedule of Cooper Cameron Corporation included or incorporated by reference in Cooper Cameron Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can also read copies of these reports, proxy statements and other information online by visiting our website at www.coopercameron.com.

     You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available annual, quarterly and current reports, proxy statements and other information regarding issuers that file electronically with it. In addition, the annual, quarterly and current reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange, 15 Broad Street, New York, New York 10006, where Cooper Cameron’s common stock is listed.

INCORPORATION BY REFERENCE

     We have incorporated by reference certain information that we file with the SEC, which means that we are disclosing to you important information by referring to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents filed by us, Commission File No. 1-13884, with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K/A for the year ended December 31, 2003, dated March 15, 2004;

•	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, dated May 4, 2004;

•	Current Report on Form 8-K dated March 18, 2004;

•	Current Report on Form 8-K dated May 5, 2004;

•	Current Report on Form 8-K dated May 6, 2004;

•	Current Report on Form 8-K dated May 6, 2004;

•	Current Report on Form 8-K dated May 27, 2004;

•	All subsequent documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of this offering;

•	The description of our common stock, preferred stock and preferred stock purchase rights contained in the registration statement on Form 8-A filed on July 27, 1995.

     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number: Cooper Cameron Corporation, 1333 West Loop South, Suite 1700, Houston, Texas 77027, Attention: Corporate Secretary, phone number (713) 513-3322. You also may obtain copies of these documents and other information about us from our website at www.coopercameron.com; however, such other information is not incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

EXHIBIT NO.		DESCRIPTION
+4.1	—	Indenture dated May 11, 2004, between Cooper Cameron Corporation and SunTrust Bank, as trustee.
4.2	—	Registration Rights Agreement dated May 11, 2004, among Cooper Cameron Corporation and the Initial Purchasers named therein.
4.3	—	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-4 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on May 22, 1995 (File No. 33-90288), and incorporated herein by reference.
4.4	—	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for 1997 of Cooper Cameron Corporation, and incorporated herein by reference.
5.1	—	Opinion of Porter & Hedges, L.L.P.
12.1	—	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	—	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
*23.2	—	Consent of Ernst & Young LLP
24.1	—	Power of Attorney (included on signature page)
25.1	—	Statement of Eligibility of Trustee on Form T-1

*	Filed herewith.

+	The Company will file as an exhibit to a current report on Form 8-K any underwriting agreement relating to the securities offered hereby.

II-1

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 14, 2004.

By:	/s/ Sheldon R. Erikson
Sheldon R. Erikson
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the indicated capacities and on July 14, 2004.

SIGNATURE	TITLE
/s/ Sheldon R. Erikson	Chairman of the Board, President and
Sheldon R. Erikson	Chief Executive Officer (principal executive officer)

*	Senior Vice President of Finance and
Franklin Myers	Chief Financial Officer (principal accounting officer)

*	Vice President and Corporate
Charles M. Sledge	Controller

*	Director
Nathan M. Avery

*	Director
C. Baker Cunningham

*	Director
Lamar Norsworthy

*	Director
Michael Patrick

*	Director
David Ross

*	Director
Bruce W. Wilkinson

*By:	/s/ WILLIAM C. LEMMER
William C. Lemmer
Attorney-in-fact

II-2

EXHIBITS

EXHIBIT NO.		DESCRIPTION
+4.1	—	Indenture dated May 11, 2004, between Cooper Cameron Corporation and SunTrust Bank, as trustee.
4.2	—	Registration Rights Agreement dated May 11, 2004, among Cooper Cameron Corporation and the Initial Purchasers named therein.
4.3	—	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-4 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on May 22, 1995 (File No. 33-90288), and incorporated herein by reference.
4.4	—	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for 1997 of Cooper Cameron Corporation, and incorporated herein by reference.
5.1	—	Opinion of Porter & Hedges, L.L.P.
12.1	—	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	—	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
*23.2	—	Consent of Ernst & Young LLP
24.1	—	Power of Attorney (included on signature page)
25.1	—	Statement of Eligibility of Trustee on Form T-1

*	Filed herewith.

+	The Company will file as an exhibit to a current report on Form 8-K any underwriting agreement relating to the securities offered hereby.